           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Transition 2025 Fund, Oppenheimer Transition 2040 Fund, and
Oppenheimer Transition 2050 Fund:

We consent to the use in this Registration Statement of Oppenheimer
Transition 2025 Fund, Oppenheimer Transition 2040 Fund, and Oppenheimer
Transition 2050 Fund, of our report dated February 8, 2008, included in the
Statement of Additional Information, which is part of such Registration
Statement, and to the references to our firm under the headings "Financial
Highlights" appearing in the Prospectus, which is also part of such
Registration Statement and "Independent Registered Public Accounting Firm"
appearing in the Statement of Additional Information.

                              /s/ KPMG LLP

                              KPMG LLP

Denver, Colorado
February 19, 2008